Exhibit 10.69
April 19, 2007
HAND DELIVERED
Ken Constable
[Home Address]
Re: Separation Agreement and General Release
Dear Ken:
     This letter, upon your signature, will constitute the agreement (hereafter “Agreement”) between you and RedEnvelope, Inc. (“Company”) on the terms of your separation from employment with the Company.
     1. You resigned as President and Chief Executive Officer and as a member of the Board of Directors of the Company effective at the start of business on March 29, 2007 (the “Separation Date”). As of the Separation Date, you agree that you will not say or do anything purporting to bind the Company, and you will no longer represent to anyone that you are still an employee of the Company or a member of the Board of Directors of the Company.
     2. Following the Separation Date you received your final paycheck, including all salary and other compensation due through March 29, 2007 and a check for your accrued but unused PTO and Float Time.
     3. You agree that you shall return to the Company all property (including without limitation all equipment, keys, cell phones, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by you in connection with your employment with the Company. You may retain for your personal use the blackberry, with account and phone number transferred from the Company to you, and Dell Latitude X1 laptop computer, after the Company cleanses it of Company documents, provided for your use by the Company. You shall be responsible for all monthly fees and personal usage charges for the blackberry after April 30, 2007.
     4. In consideration for your promises and covenants in this Agreement, the Company will pay you a severance amount of $375,000.00 (“Severance Amount”) as outlined in your Employment Agreement with the Company dated February 18, 2006 (“Employment Agreement”). This Severance Amount will be paid in biweekly installments, less applicable payroll deductions and all required withholdings, in accordance with the Company’s regular payroll schedule, during the twelve (12) calendar months following the Effective Date (as defined below), provided however that the first severance payment shall be made to you on the first business day following the Effective Date and shall include the aggregate amount of accrued severance as of the Effective Date. Severance payments thereafter shall be made in accordance with the Company’s regular payroll schedule. As additional consideration for such promises and covenants, the Company

Ken Constable
April 19, 2007

will pay for up to twelve (12) months of premiums to continue your and your eligible dependents’ healthcare insurance coverage under COBRA (as defined below), should you elect to continue such coverage. These COBRA premium payments will be paid on a monthly basis following receipt of confirmation of your continued participation in such insurance programs from the Company’s insurance carrier during the twelve (12) calendar months following the Effective Date of this Agreement. Any tax obligations which may arise out of these payments are your sole responsibility, and you agree to indemnify and defend the Company from and against any and all taxes, interest, penalties, claims or other liabilities of any kind arising from or related to your failure to pay tax obligations owed by you as a result of these payments. You acknowledge and agree that you are not entitled to payment of any portion of your incentive compensation target or any payments with respect to your Incentive Plan (as defined in your Employment Agreement).
     5. As of the Separation Date, you were no longer eligible to participate in any of the Company’s benefits or compensation plans, including but not limited to the Company’s disability, pension and 401(k) plans, except as provided by law, under the terms of the applicable plans, or as provided in this paragraph. Your existing coverage under the Company’s group health insurance plan (and, if applicable, the existing group health coverage of your eligible dependents) will terminate on April 30, 2007. Prior to that date, the Company will provide you information regarding your rights to elect continuation of this health insurance coverage, at your own expense (except as set forth in paragraph 4), under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided you make a timely election to do so. Nothing in this Agreement will impair any rights you may have to elect continued health insurance coverage under COBRA.
     6. As of your Separation Date, 54,167 shares of common stock of the Company have vested under your Restricted Stock Award Agreement dated March 1, 2006 (the “Stock Award Agreement”). In addition, in accordance with your Employment Agreement, twenty-five percent (25%) of the then unvested shares of restricted common stock of the Company (36,458 shares) under the Restricted Stock Award Agreement shall immediately vest and become nonforfeitable as of your Separation Date, so that in aggregate as of your Separation Date 90,625 shares of common stock of the Company have vested. The remaining unvested shares (109,375 shares) shall be immediately and automatically forfeited to the Company and within 30 days of the Separation Date, the Company shall pay you $1,093.75 ($0.01 times the number of shares forfeited) for the forfeited shares pursuant to the terms of your Restricted Stock Award Agreement. In addition, the Company shall withhold a whole number of shares of common stock of the Company sufficient to satisfy the minimum applicable tax withholding obligation with respect to the vesting of the restricted stock described above.
     7. As of your Separation Date, 2,916 shares of common stock of the Company subject to outstanding options held by you have vested. The remaining unvested shares of common stock of the Company subject to outstanding options held by you (17,084 shares) shall immediately vest and become fully exercisable as of the Separation Date. The time periods and procedures for exercise of such options, are governed by the terms of: (1) any existing Notice of Stock Option Grants and Stock Option Agreements, signed by both you and the Company (collectively

Ken Constable
April 19, 2007

“Stock Agreements”); and (2) the Company’s 1999 Stock Plan (“Stock Plan”). Nothing in this Separation Agreement will affect any existing, vested rights you may have under the Restricted Stock Award Agreement, Stock Agreements or Stock Plan. All shares under outstanding options not exercised by the end of the period specified in your Stock Agreements will be forfeited. You acknowledge and agree that any incentive stock options that you hold will retain their status as incentive stock options for tax purposes until the date that is three (3) months after the Separation Date, after which they will be treated for tax purposes as nonstatutory stock options, subject to ordinary income realization and required tax withholding at the time of exercise.
     8. You acknowledge and agree that you remain subject to certain restrictions on your ability to purchase and sell shares of the Company’s stock following the Separation Date. Specifically, you agree that you will not purchase, sell or otherwise transfer any shares of the Company’s stock until the third business day after the Company releases its earnings for the fiscal year ended March 25, 2007, which release the Company currently anticipates will occur in the middle of May. You further agree that you will comply with all restrictions on the sale of your shares of Company stock under applicable securities law.
     9. The Company agrees to reimburse you for up to $30,000 in outplacement support services incurred within one year of the Separation Date upon the Company’s receipt of reasonable evidence of payment. In addition, the Company agrees to reimburse you for up to $10,000 of legal fees that you incur in the negotiation of this Agreement upon the Company’s receipt of an invoice or other reasonable evidence of payment. The Company also agrees to reimburse you for any expense reports submitted for business expenses incurred prior to the Separation Date in accordance with the Company’s business expense reimbursement policy; provided that you submit such expense reports within 60 days after the Separation Date.
     10. Except as otherwise provided in this Agreement, on behalf of yourself and your representatives, agents, heirs and assigns, you waive, release, discharge and promise never to assert any and all claims, liabilities or obligations of every kind and nature (hereinafter, “Claims”), whether known or unknown, suspected or unsuspected, claimed or unclaimed, that you ever had, now have or might have as of the date you sign this Agreement against the Company and/or any of its past or present officers, directors, employees, shareholders, parents, subsidiaries, affiliates, representatives, attorneys, fiduciaries, predecessors, successors, agents or assigns (collectively “Released Parties”). The released Claims include, without limitation, any claims arising from or related in any way to your hiring, employment, compensation or separation from employment with the Company, any Company benefits or benefit plans, and/or the execution of this Agreement. The released Claims also specifically include, without limitation, any Claims arising under any federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Labor Code (including section 132a claims), the California Government Code (all as amended), the law of contract and tort, and any Claim for recovery of costs and/or attorney’s fees. The released Claims will not include any Claims for:

Ken Constable
April 19, 2007

     (a) state unemployment insurance,
     (b) disability benefits,
     (c) workers’ compensation benefits,
     (d) benefit entitlements vested as of the Separation Date under any benefit plans maintained by the Company for its officers or employees,
     (e) indemnity for your actions as an officer and director of the Company, to the full extent permitted by the Company’s by-laws, by the Indemnification Agreement entered into between you and the Company, and by the provisions of California law, and
     (f) unwaivable claims under the California Labor Code.
     In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or another state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).
     11. You understand that, as provided under the Age Discrimination in Employment Act of 1967, you have twenty-one (21) days after receipt of this Agreement within which you may review and consider, discuss with an attorney of your own choosing, and decide to execute or not execute it. You also understand that for a period of seven (7) days after you sign this Agreement, you may revoke this Agreement and that the Agreement will not become effective until seven (7) days after you sign it, and only then if you do not revoke it (the “Effective Date”). In order to revoke this Agreement, you must deliver to the Chairman of the Board of the Company, by no later than seven (7) days after you execute this Agreement, a letter stating that you are revoking it.
     12. You also waive, release, discharge and promise never to assert any and all claims against any of the Released Parties, even if you do not now know or believe that you have any such claims. You therefore expressly waive the protection of California Civil Code section 1542, which provides that: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.
     In short, you agree that you will not accept the benefits of any lawsuits or claims of any kind brought on your behalf against the Company or any of the other Released Parties, except to enforce any provision of this Agreement.
     13. Unless required by court order or lawfully issued subpoena, until such time as the terms of this Agreement are publicly disclosed by the Company in accordance with applicable securities

Ken Constable
April 19, 2007

laws, you will keep the terms of this Agreement strictly confidential and will not disclose to anyone, without the prior written permission of the Chairman of the Board of the Company, any information regarding the terms of this Agreement, the benefits provided to you under it, or the fact that a payment was made to you; provided, however, that you may disclose this information to your spouse or domestic partner, and to your attorneys, accountants or other professional advisors as necessary for them to render professional services to you. Before making any disclosure to any person(s) permitted under this paragraph you will advise such person(s) of this confidentiality provision and require them to comply with it to the same extent as you must.
     14. All applicable terms of the Confidential Information and Invention Assignment Agreement that you signed with the Company on February 21, 2006 (“Confidentiality Agreement”) will remain in full force and effect. A copy of the Confidentiality Agreement is attached hereto as Exhibit A and incorporated herein by reference. You also agree to sign the Termination Certificate attached as Exhibit C to your Confidentiality Agreement.
     15. You shall not for a period of one (1) year after the Separation Date, directly or indirectly, (a) solicit or endeavor to solicit, the services, as an employee, consultant, or in any capacity, or solicit or entice to quit their employment with the Company, any of the Company’s employees or other service providers; or (b) use the Company’s Confidential Information (as defined in the Confidentiality Agreement”) to encourage, entice, or in any way influence any party to diminish, cease, or refrain from any business relationship or arrangement of any kind with the Company.
     16. You agree to cooperate with the Company’s reasonable requests in the defense of any action brought by any third party against the Company that relates to your employment by the Company or relates to any matter that occurred during your employment with the Company. The Company will compensate you at the rate of $500 per day for your time spent in cooperating with the Company as described in this paragraph 14.
     17. In the event that you breach any of your obligations to the Company under this Agreement (including Exhibit A), the Company will have no further obligation or liability to you under this Agreement and will be entitled to immediate return of any and all benefits provided to you under this Agreement and to obtain injunctive and all other available relief provided at law or equity. All other duties and obligations under the Agreement, however, including your waivers and releases, shall remain in full force and effect.
     18. Except as specified below, to the fullest extent allowed by law, any and all disputes, claims or controversies of any kind arising out of or related in any way to the interpretation or enforcement of this Agreement, or any other matter (including any statutory or common law claims against the Company or any of the other Released Parties) shall be fully and finally resolved through binding arbitration, before a neutral arbitrator, in San Francisco, California, in accordance with the then existing national rules of the American Arbitration Association for the resolution of employment disputes, as modified in any respect necessary to comply with the requirements of California law for enforcement of arbitration agreements regarding such disputes. You and the Company therefore specifically waive any right to a jury trial on any such disputes, claims or controversies. The Company shall pay for the costs of the arbitration,

Ken Constable
April 19, 2007

including all arbitrator fees. Except as may be inconsistent with applicable law, the prevailing party in any arbitration shall be entitled to an award of its costs (excluding AAA administrative and arbitrator fees) and reasonable attorneys fees, in addition to any other relief to which it is entitled. This arbitration provision shall not apply to any claims for injunctive or other similar equitable relief.
     19. This Agreement will in all respects be interpreted, enforced and governed under the laws of the State of California, without regard to the conflicts of laws rules thereof. In interpreting the language of this Separation Agreement, both parties shall be treated as having drafted the Agreement after meaningful negotiations. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law. This Agreement will inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each of the parties.
     20. This Agreement (including any exhibits) and the Indemnification Agreement you executed with the Company, a copy of which is attached hereto as Exhibit B and incorporated herein by reference, which shall remain in effect following the Separation Date in accordance with its terms constitute the entire agreement between the parties as to matters discussed herein and supersedes any prior or contemporaneous negotiations, representations, promises, agreements, and/or understandings of the parties with respect to such matters, whether written or oral, except as specifically set forth in this Agreement. The parties acknowledge that they have not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement. This Agreement may only be modified, or any specific requirements waived, in a writing signed by you and the Chairman of the Board of the Company.
To accept the Agreement, please date and sign this letter and return it to me.
The Company wishes you success in your future endeavors.

RedEnvelope, Inc.

/s/ John Pound Name John Pound
Title Executive Chairman
Exhibit A — Confidential Information and Invention Assignment Agreement
Exhibit B — Indemnification Agreement
AGREED:
By signing this letter, I acknowledge that I have read and had the opportunity to carefully review and consider this Separation Agreement (with an attorney of my choice if so desired); that I fully

Ken Constable
April 19, 2007

understand all of the terms in the Separation Agreement (and in the attached exhibit); that I am competent to enter into this Separation Agreement; and that I voluntarily agree to each of the terms set forth above.

Date: April 19, 2007	/s/ Ken Constable
Ken Constable